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                                                                    Exhibit 99.1

                                [EDISON SCHOOLS]



For Immediate Release, 12, 2003

Contact:    Adam Tucker - VP, Communications
            212-419-1602

       Edison Schools Shareholders Approve Merger to Take Company Private

New York, New York, November 12, 2003 - Edison Schools (NASDAQ: EDSN), the nation's leading public school partner, announced that in a special meeting held today, its shareholders approved a merger agreement to take the Company private with a company formed by an affiliate of Liberty Partners, a New York based private equity firm, and H. Christopher Whittle, Edison's Founder and Chief Executive Officer.

With approximately 45.2 million votes cast in favor of the merger and 9.7 million votes cast against, over 80 percent of all votes cast supported the merger to take the company private. Approximately 14 million votes were not cast. The final percentage of outstanding votes cast in favor of the merger was
65.7 percent.

"Today's vote is an important step in an exciting new chapter in Edison's history," said Mr. Whittle. "As we return to being a private company, Edison's mission -- to help our partners provide a world-class education to every child we serve -- remains unchanged. We will continue to partner with school districts, charter boards, public school teachers, and community organizations to raise student achievement through schools and programs." Whittle added, "We look forward to focusing our energy and resources on helping our partners, students, and schools to achieve even greater academic excellence."

About Edison Schools

Founded in 1992, Edison partners with school districts, charter boards, and community groups to raise student achievement through its research-based school design, aligned assessment systems, interactive professional development, integrated use of technology and other proven program features. Edison students are achieving annual academic gains well above national norms. Edison Schools now serves more than 132,000 public school students in over 20 states through four different business channels: (1) the management of schools for school districts, (2) charter schools, (3) summer and after-school programs, and (4) achievement management solutions for school systems. The Company operates 130 full-year schools and 200 summer schools.

Between 1992 and 1995 and in ongoing efforts, Edison's team of educators and scholars conducted research to develop its school design and support systems. Edison opened its
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first four schools in August 1995 and has grown in every subsequent year. For more information, please visit www.edisonschools.com.

Any statements in this press release and any other press release issued by Edison on or about the date hereof about future expectations, plans and prospects for Edison, including statements containing the words "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the risk factors discussed in our most recent quarterly report filed with the SEC. The forward-looking statements included in this press release represent Edison's estimates as of November 12, 2003. Edison anticipates that subsequent events and developments will cause its estimates to change. While Edison may elect to update these forward-looking statements at some point in the future, Edison specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Edison's estimates or views as of any date subsequent to November 12, 2003.

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